EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Employee Stock Purchase Plan of SuperGen, Inc. and  the stand-alone assumed Astex options, of our reports dated March 9, 2011, with respect to the consolidated financial statements of SuperGen, Inc. and the effectiveness of internal control over financial reporting of SuperGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
July 25, 2011